UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 1, 2004

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)           Effective as of November 1, 2004, the Board of Directors of The Mills Corporation (the general partner of The Mills Limited Partnership) appointed Sir Frank W. Lampl as a director of The Mills Corporation to fill a vacancy on its Board.  The Board affirmatively determined that Sir Frank is an independent director in accordance with the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.  There are no arrangements or understandings between Sir Frank and any other person pursuant to which Sir Frank was selected as a director.  Sir Frank has no family relations with any of our directors or officers.  At this time, Sir Frank does not serve on any committees of the Board.

                In connection with his appointment to the Board of The Mills Corporation, we will grant Sir Frank 167 shares of restricted common stock and stock options to purchase 1,000 shares of our common stock, par value $0.01 per share.  The shares of restricted stock will vest 50% on January 1, 2005, with the balance vesting on January 1, 2006.  The options will vest 50% on the third anniversary of the grant, with the balance vesting on the fourth anniversary of the grant.  The options’ exercise price will be equal to the fair market value of the underlying common stock on the date of grant.

                Sir Frank is a former president and chairman of Bovis Lend Lease, a global property development, management and financing corporation.  He currently holds the honorary position of Life President of Bovis Lend Lease.

SIGNATURE

                                Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ Mark Ettenger
Name: Mark Ettenger
Title: President

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

By:	/s/ Mark Ettenger
Name: Mark Ettenger
Title: President

Date:  November 5, 2004